Exhibit 99.2
NOTICE OF REDEMPTION TO THE HOLDERS
OF
SESI, L.L.C.
1.50% SENIOR EXCHANGEABLE NOTES DUE 2026
(CUSIP No. 78412FAH7, 78412FAG9)*
NOTICE IS HEREBY GIVEN THAT, pursuant to paragraph 3 of the 1.50% Senior Exchangeable Notes due December 15, 2026 (the “Notes) and in accordance with Section 6.04 of the Indenture dated as of December 12, 2006 (the “Indenture”) among SESI, L.L.C., a Delaware limited liability company (the “Company”), Superior Energy Services, Inc., a Delaware corporation, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), the Company has elected to redeem all of the outstanding Notes on December 15, 2011 (the “Redemption Date”), at the redemption price of 100% of the face amount thereof (the “Redemption Price”), plus any accrued and unpaid interest thereon.
On the Redemption Date, the Redemption Price will be paid on the Notes. In addition, on the Redemption Date, any accrued and unpaid interest to (but not including) the Redemption Date will be paid on the Notes. Unless the Company shall default in the payment of such amounts, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the holder of the Notes after such date will be to receive payment of the Redemption Price, plus any accrued and unpaid interest to (but not including) the Redemption Date, upon surrender of the Notes to The Bank of New York Mellon Trust Company, as paying agent (the “Paying Agent”). The Notes called for redemption may be exchanged at any time before the close of business on December 12, 2011 prior to the Redemption Date to the Paying Agent as Exchange Agent, and Holders who wish to exchange the Notes must comply with the procedures in Section 12.01(c) of the Indenture. The current exchange rate is 21.9414 with a related observation period of November 4, 2011 through December 14, 2011.
To collect the Redemption Price and any accrued and unpaid interest, the Notes must be presented and surrendered to the Paying Agent on or after the Redemption Date at the offices of the Paying Agent at:

HAND DELIVERY — NY Drop	OVERNIGHT MAIL:	BY MAIL:
The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
Trust Company, N.A.	Trust Company, N.A.	Trust Company, N.A.
Bond Redemption Unit (Lobby)	111 Sanders Creek Parkway	111 Sanders Creek Parkway
101 Barclay Street	East Syracuse, NY 13057	East Syracuse, NY 13057
New York, NY 10286
The method of delivery is at the option and risk of the holder. If delivered by mail, certified or registered mail, properly insured, is recommended for your protection.

SESI, L.L.C.
Dated: October 17, 2011	By:	Superior Energy Services, Inc.
	Its:	Managing Member

	By:	/s/ Robert S. Taylor

	Name:	Robert S. Taylor
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

*	No representation is made as to the accuracy of the CUSIP numbers either as printed on the Notes or as set forth in this Notice of Redemption.

U.S. FEDERAL INCOME TAX LAW MAY REQUIRE THE WITHHOLDING OF 28% OF ANY PAYMENTS TO HOLDERS PRESENTING THEIR NOTES FOR REDEMPTION WHO HAVE FAILED TO FURNISH A TAXPAYER IDENTIFICATION NUMBER OR CERTIFICATE OF NON-U.S. STATUS, CERTIFIED TO BE CORRECT UNDER PENALTY OF PERJURY. HOLDERS MAY ALSO BE SUBJECT TO A PENALTY OF $50 FOR FAILURE TO PROVIDE SUCH NUMBER. THEREFORE, PLEASE PROVIDE THE APPROPRIATE CERTIFICATION (SUCH AS U.S. TAX FORM W-8 OR W-9, AS APPLICABLE) WHEN PRESENTING YOUR SECURITIES FOR PAYMENT. HOLDERS MAY ALSO BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES FOR PROVIDING FALSE INFORMATION.